Exhibit 28(h)(ii)

COMPLIANCE SERVICES AGREEMENT

THIS AGREEMENT is made as of August 15, 2017, by and between Dupree Mutual Funds (the “Trust”), a Kentucky business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires that Ultimus perform certain services for each of its series listed on Schedule A between the Trust and Ultimus, dated August 15, 2017 (individually referred to herein as a “Fund” and collectively as the “Funds”) as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1”); and

WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	RETENTION OF ULTIMUS

The Trust hereby retains Ultimus to provide the services set forth below. Ultimus hereby accepts such retention to perform such services.

(a)

Appointment of Chief Compliance Officer (“CCO”). Ultimus will provide an individual with the requisite background and familiarity with the Federal Securities Laws (as defined in Rule 38a-1) to serve as the CCO and to administer the Trust’s policies and procedures adopted pursuant to Rule 38a-1.

(b)

Review of compliance program. During the term of this Agreement, Ultimus will review and recommend changes, if necessary, to the Trust’s written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1), including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”). Additionally, the CCO will review quarterly certifications and other compliance reports submitted by the Trust and its Service Providers.

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(c)

Annual Compliance Report. At least annually, or more often as the Board reasonably requests, the CCO shall meet separately with the Trust’s Independent Trustees. Additionally, the CCO will conduct an annual due diligence review of the Trust and its Service Providers and provide a written report to the Board that addresses, at a minimum:

1.	The operation of the policies and procedures of the Trust and the Service Providers, and any material changes made to those policies and procedures since the date of the last report; and

2.	Each Material Compliance Matter (as defined in Rule 38a-1) of the Trust and the Service Providers that occurred since the date of the last report.

(d)	Quarterly Compliance Report. The CCO shall participate in the Trust’s quarterly meetings and provide a written summary of compliance matters for the relevant quarterly period.

(e)	Books and Records. Beginning with the effective date of this Agreement, Ultimus shall maintain the following books and records on behalf of the Trust:

1.	A copy of the Compliance Policies and Procedures adopted by the Fund pursuant to Rule 38a-1 that are in effect, in an easily accessible place;

2.

Copies of materials provided by Ultimus to the Board regarding the Board’s approval of any amendments to the Trust’s Compliance Policies and Procedures under Rule 38a-1 and written reports provided to the Board pursuant to paragraph Rule 38a-1 for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and

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3.

Any records prepared by Ultimus documenting the Trust’s annual review of the Compliance Policies and Procedures pursuant to Rule 38a-1 for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place.

(f)

Regulatory Examinations. The CCO shall cooperate with any examination or investigation of the Trust by a regulatory or government agency, which includes taking all reasonable actions in the performance of the duties under this Agreement to ensure that the necessary information related to the Trust’s compliance program is made available to the regulatory authority. Ultimus will coordinate the document production and be present in person during the onsite portion of the examination.

(g)

Portfolio Monitoring Services. On a post-trade basis, Ultimus shall monitor the Funds’ portfolios for compliance with certain limitations under the 1940 Act, including the rules and regulations thereunder, and required by each Fund’s then-current registration statement or other document that imposes investment limitation or requirements on the investment adviser’s management of the Fund’s portfolio. For clarification, the parties agree that Ultimus will not provide pre-trade portfolio monitoring under the terms of the Agreement.

(h)

Review Marketing and Advertising Materials. As needed, the CCO or its designee, will review the Trust’s marketing and advertising materials and manage any interaction with the Trust’s regulators on such materials.

(i)	Upon the Trust’s reasonable request, Ultimus may provide such other services as it, in its sole discretion, deems consistent with its obligations under the Agreement.

2.	COMPENSATION

Ultimus shall receive $600 per Fund per month for the services to be provided under this Agreement.

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3.	REIMBURSEMENT OF EXPENSES

In addition to the fees described in Article 2, the Trust shall promptly reimburse Ultimus for its reasonable out-of-pocket expenses in providing services hereunder, including any costs related to attendance at board meetings or onsite reviews of the Service Providers.

4.	EFFECTIVE DATE

This Agreement shall become effective as of the date first written above (or, if a Fund is not in existence on that date, on the date such Fund commences operation).

5.	TERMINATION OF THIS AGREEMENT

This Agreement shall continue in effect for a term of one year (the “Initial Term”), unless terminated, without penalty, (i) by a majority of the Independent Trustees at any time upon written notice to Ultimus, or (ii) by Ultimus upon 90 days’ prior written notice to the Trust. Immediately following the Initial Term, this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

6.	STANDARD OF CARE

(a)

The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly due to Ultimus’ willful misfeasance, bad faith, negligence, or reckless disregard of its obligations and duties hereunder.

(b)

Without limiting the generality of the foregoing or any other provision of this Agreement, Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above. Ultimus may consult with counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of the Trust’s counsel or the Trust’s accountants.

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7.	LIMITATION OF LIABILITY

(a)

A copy of the Trust’s Declaration of Trust is on file with the Secretary of the Commonwealth of Kentucky, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations.

(b)

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, the Trust’s investment adviser or any of the Trust’s other service providers until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

(c)

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Trust including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

(d)

To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted.

(e)

In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether such damages were foreseeable or Ultimus was advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this section.

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(f)

Unless a party is grossly negligent with respect to its response to any such event, neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or failure of the mails, transportation, communication, or power supply.

8.	INDEMNIFICATION

(a)

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith, or negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

(b)

Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

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(c)	The provisions of this Section 8 shall survive termination of this Agreement.

9.	RIGHTS OF OWNERSHIP; RETURN OF RECORDS

All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Trust and all such records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain files, records, and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Trust, (1) such documents and records will be copied and complete copies shall be delivered to the Trust by Ultimus as soon as reasonably practical, and (2) the original documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless it authorizes in writing the destruction of such records and documents.

10.	INSURANCE

The Trust shall maintain professional liability insurance coverage that covers the duties and responsibilities of the CCO (who shall be named as an officer of the Trust) in providing the services under this Agreement. The Trust shall notify Ultimus should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Trust of any material claims with respect to services performed under this Agreement, whether they may be covered by insurance.

11.	AMENDMENTS TO AGREEMENT

This Agreement, or any term thereof, may be changed or waived only with the written approval of the Board.

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12.	NOTICES

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

(a)	If to the Trust:

Dupree Mutual Funds

Attn: Allen Grimes

125 South Mill St., Ste. 100

Lexington, Kentucky, 40507

Attn: Chairman of the Board of Trustees

Facsimile: (859) 254-1399

E-mail:

(b)	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: Director of Fund Compliance

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

E-mail:

13.	GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

14.	ADDITIONAL FUNDS OR CLASSES OF SHARES

If the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A.

15.	MISCELLANEOUS

(a)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

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(b)

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(c)

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the part, term, or provisions held to be illegal or invalid.

The parties duly executed this Agreement as of August 15, 2017.

	Dupree Mutual Funds		Ultimus Fund Solutions, LLC
On behalf of all Funds listed on Schedule A

By:	/s/ William A. Combs, Jr.	By:	/s/ Gary R. Tenkman
Name:	William Combs	Name:	Gary R. Tenkman
Title:	Chairman of the Board of Trustees	Title:	Managing Director

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SCHEDULE A

Alabama Tax-Free Income Series — DUALX

Kentucky Tax-Free Income Series — KYTFX

Kentucky Tax-Free Short-to-Medium Series — KYSMX

Mississippi Tax-Free Income Series — DUMSX

North Carolina Tax-Free Income Series — NTFIX

North Carolina Tax-Free Short-to-Medium Series — NTSMX

Tennessee Tax-Free Income Series — TNTIX

Tennessee Tax-Free Short-to-Medium Series — TTSMX

Taxable Municipal Bond Series — DUTMX

Intermediate Government Bond Series — DPIGX

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